Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170223 and No. 333-170224 on Form S-8 of our reports dated March 6, 2017, relating to the consolidated financial statements of Bravo Brio Restaurant Group, Inc. and subsidiaries, and the effectiveness of Bravo Brio Restaurant Group, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bravo Brio Restaurant Group, Inc. for the year ended December 25, 2016.

/s/ Deloitte & Touche LLP

Columbus, Ohio
March 6, 2017